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EXHIBIT 99.1

            SIMULATIONS PLUS ANNOUNCES APPOINTMENT OF OUTSIDE AUDITOR

                     NEW FIRM TO REDUCE ACCOUNTING EXPENSES

         LANCASTER, CA, SEPTEMBER 3, 2004. Simulations Plus, Inc. (AMEX:SLP), the leading provider of ADME absorption simulation and neural net structure-to-property prediction software for pharmaceutical discovery and development, today announced that it has appointed Rose, Snyder, and Jacobs, CPA's, as its outside auditing firm effective immediately.

         Momoko Beran, chief financial officer for Simulations Plus, said, "We appreciate the efforts of Singer, Lewak, Greenbaum and Goldstein over the years; however, as a small public company, we need to be sensitive to costs, and with Sarbanes-Oxley and our growth, we found that our accounting expenses were becoming greater than we believe is appropriate at this stage of our growth. After interviewing several companies, we have selected Rose, Snyder, and Jacobs, CPA's, because they provide the experience of working with small public companies, they have expertise with public accounting for companies in the software business, and their services are the most affordable of the qualified candidates."


ABOUT SIMULATIONS PLUS, INC.

Simulations Plus, Inc., is a premier developer of groundbreaking drug discovery and development simulation software, which is licensed to and used in the conduct of drug research by major pharmaceutical and biotechnology companies worldwide. The Company has two other businesses, Words+, Inc. and FutureLab(TM), which are based on its proprietary software technologies. Simulations Plus, Inc., is headquartered in Southern California and trades on the American Stock Exchange under the symbol "SLP." For more information, visit our Web site at www.simulations-plus.com.


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